UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2011

(Exact name of registrant as specified in its charter)

Florida	000-33351	65-1147861
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

            1301 SE Port St. Lucie Boulevard, Florida                                                                                                                         34952
                                (Address of principal executive offices)                                                                                                                            (Zip Code)

Registrant’s telephone number, including area code: (772) 398-1388

        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.                      Bankruptcy or Receivership.

On July 15, 2011, First Peoples Bank (the “Bank”), the principal operating subsidiary of FPB Bancorp, Inc. (the “Company”) was closed by the Florida Office of Financial Regulation, which appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver of the Bank.

As indicated in the FDIC press release dated July 15, 2011, subsequent to the closure, Premier American Bank, National Association, Miami, Florida, assumed the operations and all of the deposits of the Bank, and purchased essentially all of the Bank’s assets in a no loss-share transaction facilitated by the FDIC.  All depositors of the Bank will automatically become depositors of Premier American Bank for the full amount of their deposits, and they will continue to have uninterrupted access to their deposits.  Depositors will continue to be insured with the FDIC. Beginning on July 16, 2011, the six offices of the Bank reopened as branches of Premier American Bank.

The Company’s principal assets were the capital stock that it owns in the Bank. As the owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or their assets by the FDIC. However, the Company does not believe that any recovery will be realized. Any ultimate distribution of recovered assets will occur in accordance with Florida law and the Company’s Articles of Incorporation. It is not expected that any distribution will be made to common stockholders.

On July 18, 2011, the Company distributed a letter to its shareholders describing the events of July 15, 2011.

ITEM 9.01.                      Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being furnished with this Report:

99.1	Letter to Shareholders dated July 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)
Date: July 18, 2011
/s/ David W. Skiles
David W. Skiles
Chief Executive Officer & President